EXHIBIT 99.1

Vitran Reports 2011 Year-End and Fourth Quarter Results

REMINDER:
Vitran management will conduct a conference call and webcast today: February 8, at 10:00 a.m. ET, to discuss the Company's 2011 fourth quarter results.
Conference call dial-in: 1-888-396-8049 or 416-764-8646 (International)
Live Webcast: www.vitran.com (select "Investor Relations")

TORONTO, Feb. 8, 2012 (GLOBE NEWSWIRE) -- Vitran Corporation Inc. (Nasdaq:VTNC) (TSX:VTN), a North American transportation and supply chain firm, today announced year-end and quarterly financial results for the twelve- and three-month periods ended December 31, 2011 (all figures reported in $U.S.).

Year and fourth quarter ended December 31, 2011 highlights:

  Annual revenue increased 20% to $806 million for the 2011 year.
  Fourth quarter revenue increased 20% to $205 million compared to a year ago.
  LTL (less-than-truckload) and SCO (supply chain operation) revenue increased 18% and 31%, respectively, in the comparable years.
  LTL revenue improved 19% and SCO revenue improved 23% in the comparable fourth quarters.
  Non-GAAP basis adjusted loss from continuing operations of $0.14 per share for the fourth quarter of 2011 and adjusted loss from continuing operations of $0.20 per share for the 2011 fiscal year.

For the year ended December 31, 2011, Vitran posted revenue of $806 million or 20% increase compared to $673 million for the 2010 year. Vitran reported a net loss from continuing operations of $14.0 million, or $0.86 per share for the year ended 2011 compared to net loss from continuing operations of $38.1 million, or $2.34 loss per share for the year ended 2010. The 2010 results included a non-cash tax valuation allowance in continuing operations of $38.9 million which was recorded in deferred tax expense.

For the fourth quarter of 2011, Vitran reported consolidated revenue improvement of 20% to $205 million compared to $172 million in the fourth quarter of 2010. Net loss from continuing operations was $8.1 million or $0.49 per share for the fourth quarter of 2011 compared to a net loss from continuing operations of $40.2 million or $2.47 per share in the comparable quarter. The 2010 fourth quarter results included the aforementioned non-cash tax valuation allowance.

As announced in November 2011, Vitran refinanced its senior credit facilities and incurred a one-time non-cash $1.0 million write-off of deferred financing costs related to its previous senior credit agreement. In addition, during the fourth quarter of 2011 Vitran recorded a $2.1 million charge in loss from continuing operations as a result of the sale of six vacant facilities in the United States and a write-down to estimated fair value for the remaining vacant properties held for sale.

At the end of the fourth quarter of 2010, in accordance with FASB ASC 740-10, Vitran temporarily discontinued recording an income tax recovery and deferred tax asset for its U.S. operations. On a non-GAAP basis that would include adjusting for a tax recovery on Vitran's U.S. operations, the aforementioned one-time write-off of previously capitalized financing costs and losses recorded on real estate, the Company recorded an adjusted loss from continuing operations of $0.14 per share for the fourth quarter of 2011 and adjusted loss of $0.20 per share for 2011. Excluding the impact of the tax valuation allowance, adjusted loss from continuing operations were $0.08 per share for the fourth quarter of 2010 and adjusted earnings of $0.05 per diluted share for 2010.

"Despite a solid year at both Canadian LTL and Supply Chain Operation, we did not achieve the momentum we expected in our U.S. LTL business. Although the U.S. operations experienced a wage increase in 2011, which totaled $12.0 million annualized in the fourth quarter, we did not take advantage of a reasonable operating environment to improve results. Plagued by bad weather around the Milan acquisition and a less-than-acceptable service level for a period of six months, we were impacted by high operating expenses in many parts of our business that contributed to weak results. We are making progress; however, we are not yet monetizing the changes that are occurring in the business," stated President and Chief Executive Officer Rick Gaetz.

"I am very pleased to have Chris Keylon, former Senior Vice President Operations with 16 years experience with a large U.S. LTL carrier focused on regional and national LTL, join us as President, U.S. LTL, in early 2012 to not only build upon our service improvements but to ultimately drive Vitran to both service and earnings excellence.

"Lastly, lost in the results of the fourth quarter and 2011 are several accomplishments highlighted by Vitran's expansion into five new southern states, the opening of two new distribution centers in SCO in Sacramento (September 2011) and Tacoma (April 2012), and the refinancing of our senior debt for a new three-year period at reduced interest rates. Our mission in 2012 is simple; to create earnings momentum in U.S. LTL," concluded Mr. Gaetz.

Segmented Results

The LTL segment posted a loss from operations, adjusted for the real estate losses, for the 2011 fourth quarter of $4.2 million, with an OR (operating ratio) of 102.4% compared to a loss from operations of $1.7 million and an OR of 101.1% in the comparable period a year ago. In the comparable fourth quarters, shipments and tonnage both increased 10%, in the LTL segment.

The SCO segment for the 2011 fourth quarter posted an increase in revenue of 23% to $32.7 million, a 36% improvement in income from operations to $2.9 million and a 91.1% OR.

About Vitran Corporation Inc.

Vitran Corporation Inc. is a North American group of transportation companies offering less-than-truckload and supply chain services. To find out more about Vitran Corporation Inc. (Nasdaq:VTNC) (TSX:VTN), visit the website at www.vitran.com.

The Vitran Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7302

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements may be generally identifiable by use of the words "believe", "anticipate", "intend", "estimate", "expect", "project", "may", "plans", "continue", "will", "focus", "should", "endeavor" or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements are based on current expectations and are naturally subject to uncertainty and changes in circumstances that may cause actual results to differ materially from those expressed or implied by such forward-looking statements.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Vitran's actual results, performance or achievements to differ materially from those projected in the forward-looking statements. Factors that may cause such differences include, but are not limited to, technological change, increases in fuel costs, regulatory changes, the general health of the economy, seasonal fluctuations, unanticipated changes in railroad capacities, exposure to credit risks, changes in labour relations and competitive factors. More detailed information about these and other factors is included in the annual MD&A on Form 10K under the heading "General Risks and Uncertainties." Many of these factors are beyond the Company's control; therefore, future events may vary substantially from what the Company currently foresees. You should not place undue reliance on such forward-looking statements. Vitran Corporation Inc. does not assume the obligation to revise or update these forward-looking statements after the date of this document or to revise them to reflect the occurrence of future unanticipated events, except as may be required under applicable securities laws.

 (tables follow)

Vitran Corporation Inc.
Consolidated Balance Sheets
(in thousands of United States dollars, US GAAP)

	Dec 31, 2011	Dec 31, 2010
	(audited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$ 1,204	$ --
Accounts receivable	83,479	72,212
Inventory, deposits and prepaid expenses	11,872	9,761
Current assets of discontinued operations	--	1,683
Deferred income taxes	175	110
	96,730	83,766

Property and equipment	125,219	138,847
Intangible assets	5,805	8,268
Goodwill	14,314	14,453

	$ 242,068	$ 245,334
Liabilities and Shareholders' Equity
Current liabilities:
Bank overdraft	$ --	$ 3,906
Accounts payable and accrued liabilities	80,818	68,955
Income and other taxes payable	1,266	154
Current liabilities of discontinued operations	61	2,410
Current portion of long-term debt	6,817	19,545
	88,962	94,470

Long-term debt	67,072	49,838
Other	--	519
Deferred income taxes	1,061	1,160

Shareholders' equity:
Common shares	99,746	99,658
Additional paid-in capital	5,334	4,838
Accumulated deficit	(24,914)	(10,901)
Accumulated other comprehensive income	4,807	5,252
	84,973	98,847
	$ 242,068	$ 245,334

(Consolidated Statements of Income follows)

Vitran Corporation Inc.
Consolidated Statements Of Income
(Unaudited)
(in thousands of United States dollars except per share amounts, US GAAP)

	Three months ended Dec 31,		Twelve months ended Dec 31,

	2011	2010	2011	2010
Revenue	$ 205,170	$ 171,576	$ 805,598	$ 672,556
Operating expenses	205,993	168,070	793,521	647,299
Depreciation and amortization expense	4,025	4,396	16,398	18,410
	210,018	172,466	809,919	665,709

Income (loss) from continuing operations before undernoted	(4,848)	(890)	(4,321)	6,847

Interest expense, net	2,456	1,512	6,803	7,327

Loss from continuing operations before income taxes	(7,304)	(2,402)	(11,124)	(480)

Income taxes	768	37,806	2,889	37,569

Net loss from continuing operations	(8,072)	(40,208)	(14,013)	(38,049)

Discontinued operations, net of tax	--	(2,735)	--	(2,133)
Net loss	(8,072)	(42,943)	(14,013)	(40,182)

Basic and Diluted income (loss) per share
Net loss from continuing operations	$ (0.49)	$ (2.47)	$ (0.86)	$ (2.34)
Discontinued operations	$ --	$ (0.17)	$ --	$ (0.13)
Net loss	$ (0.49)	$ (2.63)	$ (0.86)	$ (2.47)

Weighted average number of shares:
Basic	16,331,241	16,299,643	16,326,760	16,277,522
Diluted	16,331,241	16,299,643	16,326,760	16,277,522

(Statements of Cash Flows follows)

Vitran Corporation Inc.
Consolidated Statements Of Cash Flows
(Unaudited)
(in thousands of United States dollars, US GAAP)

	Three months ended Dec 31,		Twelve months ended Dec 31,
	2011	2010	2011	2010
Cash provided by (used in):
Operations:
Net loss	$ (8,072)	$ (42,943)	$ (14,013)	$ (40,182)
Items not involving cash from operations:
Depreciation and amortization expense	4,025	4,396	16,398	18,410
Deferred income taxes	186	37,609	413	37,919
Share-based compensation expense	125	144	501	574
Loss (gain) on sale of property and equipment	2,039	(46)	1,938	(151)
Loss from discontinued operations	--	2,735	--	2,133
Change in non-cash working capital components	5,650	6,198	1,366	(583)
Continuing operations	3,953	8,093	6,603	18,120
Discontinued operations	(76)	2,359	(666)	3,882
	3,877	10,452	5,937	22,002
Investments:
Purchase of property and equipment	(649)	(4,539)	(8,014)	(9,287)
Proceeds on sale of property and equipment	7,879	535	8,316	1,836
Acquisition of business assets	--	--	(1,737)	--
Proceeds on sale of selected Frontier assets	--	3,011	--	3,011
	7,230	(993)	(1,435)	(4,440)
Financing:
Revolving credit facility and bank overdraft	(774)	(7,639)	18,920	(1,559)
Proceeds from long-term debt	--	3,500	--	3,500
Repayment of long-term debt	(5,000)	(4,036)	(16,000)	(14,480)
Repayment of capital leases	(860)	(946)	(3,610)	(4,358)
Issue of Common Shares upon exercise of stock options	--	1	83	74
Financing costs	(2,286)	--	(2,286)	--
	(8,920)	(9,120)	(2,893)	(16,823)

Effect of foreign exchange translation on cash	(983)	(339)	(405)	(739)

Increase in cash and cash equivalents	1,204	--	1,204	--
Cash and cash equivalent position, beginning of period	--	--	--	--
Cash and cash equivalent position, end of period	$ 1,204	$ --	$ 1,204	$ --

Change in non-cash working capital components:
Accounts receivable	$ 6,257	$ 8,912	$ (11,267)	$ (6,819)
Inventory, deposits and prepaid expenses	1,121	1,329	175	1,325
Income and other taxes recoverable/payable	475	92	1,112	(683)
Accounts payable and accrued liabilities	(2,203)	(4,135)	11,346	5,594
	$ 5,650	$ 6,198	$ 1,366	$ (583)

(additional financial information follows)

Supplementary Segmented Financial Information
(in thousands of United States dollars) (Unaudited)

For the quarter ended Dec 31, 2011				For the quarter ended Dec 31, 2010
	Revenue	Inc. from Operations	OR%		Revenue	Inc. from Operations	OR%
LTL	$ 172,484	$ (4,210)	102.4	LTL	$ 145,095	$ (1,669)	101.1
SCO	$ 32,686	$ 2,913	91.1	SCO	$ 26,481	$ 2,140	91.9

For the twelve months ended Dec 31, 2011				For the twelve months ended Dec 31, 2010
	Revenue	Inc. from Operations	OR%		Revenue	Inc. from Operations	OR%
LTL	$ 686,242	$ (7,346)	101.1	LTL	$ 581,594	$ 4,570	99.2
SCO	$ 119,356	$ 10,263	91.4	SCO	$ 90,962	$ 6,899	92.4

LTL SEGMENT – Statistical Information
(Unaudited)
For the quarter ended
Dec 31, 2011
($U.S.)	LTL	Q. over Q.
	Division	% Change
Revenue (000's)	$ 172,484	* 18.8%
No. of Shipments	1,056,510	10.1%
Weight (000's lbs)	1,558,781	9.9%
Revenue per shipment	$ 163.26	* 7.9%
Revenue per CWT	$ 11.07	* 8.1%

For the twelve months ended
Dec 31, 2011
($U.S.)	LTL	Y. over Y.
	Division	% Change
Revenue (000's)	$ 686,242	* 16.3%
No. of Shipments	4,295,432	8.8%
Weight (000's lbs)	6,402,437	9.1%
Revenue per shipment	$ 159.76	* 6.9%
Revenue per CWT	$ 10.72	* 6.6%

* All % changes have been normalized for the impact of foreign exchange fluctuation, period over period

Non-GAAP Measures

	Three months ended Dec 31,	Three months ended Dec 31,	Twelve months ended Dec 31,	Twelve months ended Dec 31,

	2011	2010	2011	2010
Net loss from continuing operations	$ (8,072)	$ (40,208)	$ (14,013)	$ (38,049)
Real Estate losses, net of tax	1,258	--	1,258	--
Fee write off, net of tax	691	--	691	--
Tax Valuation allowance from continuing operations	3,882	38,879	8,737	38,879
Adjusted net income (loss) from continuing operations	(2,241)	(1,329)	(3,327)	830

Weighted average shares outstanding:
Basic	16,331,241	16,299,643	16,326,760	16,277,522
Diluted	16,331,241	16,299,643	16,326,760	16,361,547

Adjusted basic and diluted income (loss) per share from continuing operations	(0.14)	(0.08)	(0.20)	0.05
CONTACT: Richard Gaetz, President/CEO
         Fayaz Suleman, VP Finance/CFO
         Vitran Corporation Inc.
         416/596-7664